Exhibit 10.3

June 23, 2010

Hand Delivered
Personal and Confidential

Ms Sandy Creighton

Re: Consulting Agreement

Dear Sandy:

We are very pleased that you have indicated a willingness to provide services to MIPS Technologies, Inc. (the “Company) to facilitate a transition after your separation from the Company. This letter sets forth the terms of the consulting arrangement (the “Agreement” or “Consulting Agreement”) between you and the Company with respect to your services for the Company.

1. Consultancy.  Commencing August 13, 2010, you agree to provide consulting services for a minimum period of twelve (12) months and thereafter on a month to month basis unless terminated by you or the Company upon thirty days written notice (the “Consulting Period”).  During the Consulting Period, you will be paid a monthly fee of $5,000.00 payable at the 12th day of each calendar month. Your tasks and responsibilities during the Consulting Period will be assigned by the Company and will be generally designed to facilitate the Company’s transition after your separation, most particularly in the Legal and HR departments.

2. Stock Options.  Although your employment with the Company will end on August 12, 2010, as additional enticement to enter into this Agreement, the Compensation and Nominating Committee has approved continued vesting of your stock options as set forth on Attachment A hereto by its action on June 16, 2010 to extend them through the Consulting Period conditional upon you providing continuous service by entering into this Agreement on or before August 13, 2010 and continuing to provide services hereunder as a consultant of the Company during that period.  If these conditions are met, your stock options and the vesting pursuant to such options shall not terminate on August 12, 2010 but shall continue in effect and will continue to vest through the Consulting Period, such that your vesting would cease at the end of the Consulting Period and your right to exercise the vested options would continue thereafter during the post-

Ms. Sandy Creighton Transition Documents

June 23, 2010

termination period set forth in your stock option award documents (i.e., 12 months from the end of the Consulting Period).

3. No Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance or benefits under this Agreement.

4. Expense Reimbursements. The Company will reimburse your reasonable expenses incurred in connection with your performance of services under this Agreement pursuant to its regular business practices.  You agree that, within fifteen (15) days after the end of the Consulting Period, you will submit your final documented expense reimbursement statement reflecting all business expenses, if any, for which you seek reimbursement with respect to your services under this Agreement.

5. Cooperation.  You will cooperate in responding to the reasonable requests of the Company.  In such matters, you agree to provide the Company with reasonable advice, assistance and information.  However, in the event such requests require more than sixty (60) hours of your services in any given quarter, you shall not be obligated to render such services unless and until you and the Company have mutually agreed upon appropriate additional compensation.

6.           Indemnification.  The rights and obligations of the Indemnification Agreement you entered with the Company dated January 28, 1999 will apply through the Consulting Period to your actions taken under the terms of this Consulting Agreement.

7.           Miscellaneous.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matters, and it supersedes any other such agreements, promises or representations, including but not limited to the Offer Letter; provided that your obligations under your Proprietary Information and Inventions Agreement with the Company are not modified or terminated by this Agreement. It is entered into without reliance on any agreement, promise or representation, written or oral, other than those expressly referred to herein, and it supersedes any other such agreements, promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a

Ms. Sandy Creighton Transition Documents

June 23, 2010

manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the signed original to me.

Sincerely, MIPS Technologies, Inc. /s/ SANDEEP VIJ Sandeep Vij President & CEO

I have read, understand, and agree fully to the foregoing agreement:

/s/ Sandy Creighton
Sandy Creighton
Dated:  August 12, 2010

Ms. Sandy Creighton Transition Documents